NEWS RELEASE	Corporate Communications 262 N. University Dr. Farmington, Utah 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Kenny Bement as Corporate Controller and Chief Accounting Officer

Farmington, Utah, May 15, 2017 – Vista Outdoor Inc. (NYSE:VSTO) announced that Kenny Bement has been named Vice President and Corporate Controller, effective today. He will also assume the role of Chief Accounting Officer from Tom Sexton on June 5.

“In addition to a passion for outdoor recreation, Kenny brings to Vista Outdoor diverse experience leading accounting, financial reporting and governance functions in complex global organizations, which will be of great benefit to our company and shareholders,” said Chief Financial Officer Stephen Nolan.

Bement most recently served as Controller of Reporting and Governance for Alphabet, the parent company of Google. Previously, he held various corporate and business segment finance positions of increasing responsibility, including at Raytheon, where he oversaw the company’s SEC reporting, corporate accounting, and accounting policies. He also served for nearly five years on the staff of the U.S. Financial Accounting Standards Board after starting his career with IBM.

Bement earned a Bachelor of Science degree in Accounting, with a minor in Information Systems Management, as well as a Master of Accountancy, from Brigham Young University. He is a Certified Public Accountant and Certified Management Accountant. He is also a member of Financial Executives International and an active industry participant at various financial reporting events.

About Vista Outdoor Inc.

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand. For news and information visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.
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